INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-07451 on Form S-6 of Pruco Life Variable Appreciable Account of Pruco Life Insurance Company of our report dated February 15, 1996, relating to the financial statements of Pruco Life Variable Appreciable Account, and of our report dated March 15, 1996, except for Note 9 as to which the date is September 11, 1996, relating to the financial statements of Pruco Life Insurance Company and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
November 25, 1996

                                      II-6